Exhibit 10.5

June 30, 2008

VIA HAND DELIVERY

Mr. Edwin E. Hightower, Jr.

RE:       Appointment as SVP and Chief Legal Officer

Dear Mr. Hightower:

We are very pleased to confirm our conversations with respect to your appointment to the position of Senior Vice President and Chief Legal Officer, effective July 1, 2008.  In this position, you will continue to report directly to me, and will be responsible for the following primary duties:

Managing in-house legal practice, including the provision of legal advice to all internal clients on legal matters;

Advising Executive Committee and Board on legal issues affecting company operations or implications of various proposed courses of conduct;

Managing outside counsel relationships (to augment internal attorneys as needed), as well as engagement of lobbyists (as may be necessary);

Setting, in coordination with the Executive Committee and Board, legal policy for the company;

Acting as Board Secretary;

Acting as Chief Compliance Officer, heading fraud prevention and detection activities;

Acting as Plan fiduciary on all benefits plans, including the 401(k) plans; and,

Other duties as assigned.

Base Salary:

$300,000 per year payable in equal installments of approximately $11,538.46 on the Company’s normal bi-weekly payroll schedule.

Cash  Bonus:

You will participate in the Company’s cash bonus program for executives that will provide a target bonus amount equivalent to 50% of base salary at threshold, 66.7% at target and 100% at superior, calculated on the base salary actually paid to you during a calendar year.  For 2008, your cash bonus will be calculated 6 months at current bonus eligibility level (30% of base salary at target, per the Vice President compensation plan) and 6 months under the cash bonus program for executives, as described, above.

The actual amount of any award, either more or less, will be based, in part, on an evaluation of your individual performance and contribution, as well as the overall financial performance of the Company.  Of course, all bonus payments and compensation decisions regarding executives are subject to final approval by the Board or a duly authorized Committee thereof.

Any cash bonus payable pursuant to this paragraph shall be paid no later than the 15th day of the third month following the end of the Company’s first taxable year in which the bonus is no longer subject to a “substantial risk of forfeiture” (within the meaning of Treasury Regulation § 1.409A-1(d)).

Stock Options:

You will be eligible to participate in the Company’s special equity incentive plan, effective as of the date of your promotion.  Any future equity awards will be at the discretion of the Board or a duly authorized Committee thereof.

General Severance:

Your current general severance agreement with the Company (as set forth exclusively in a letter to you from Garry Welch dated February 12, 2008) is superceded and replaced in its entirety with the following, effective as of the date of your promotion:

In the event your employment is involuntarily terminated by the Company for any reason other than for “Cause” and provided you execute a full and complete general release of all employment-related claims, if any, against the Company, the Company will pay you the sum of one times your annual base salary, as in effect at the time of your termination.  Such sum shall be paid to you in twenty-six (26) equal payments on the Company’s regular bi-weekly payroll cycle over the twelve (12) month period immediately following the termination of your employment, except as otherwise provided below.  In addition, during the twelve (12) month period immediately following the termination of your employment, you may continue to participate in the health and dental plans provided to you as of the date of termination at the same level and in the same manner as if your employment had not terminated.  If the terms of any benefit plan referred to in this section do not permit your continued participation, then the Company will arrange for other coverage provided substantially similar coverage at no additional cost to you.

For the purposes of this Agreement, “Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) or (ii) the willful engaging by you in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates.

Notwithstanding the foregoing, if you are a “specified employee” (within the meaning of Treasury Regulation § 1.409A-1(i)) of the Company, then to the extent (if any) the cash severance amounts otherwise payable to you under this section for the first six (6) months after your termination of employment exceed two (2) times the lesser of (a) your annualized compensation based on your annual rate of pay for the calendar year preceding the calendar year in which your termination of employment occurs (as adjusted in accordance with Treasury Regulation § 1.409A-1(b)(9)(iii)(A)(1)) or (b) the compensation limit in effect under Internal Revenue Code § 401(a)(17) for the calendar year in which such termination occurs, such excess amount shall be paid on the first business day of the Company that is six (6) months and one (1) day after your termination of employment.  For purposes of this section, no termination of employment shall be treated as having occurred for severance purposes unless such termination qualifies as a “separation from service” under Internal Revenue Code § 409A.

All other terms and conditions of your employment, including your Change in Control Severance Agreement, remain in full force and effect.

Please let us know whether you accept these general terms of your promotion, by signing in the space provided below, and returning a copy to my attention.

Edwin, we believe that your appointment to the position of Senior Vice President and Chief Legal Officer provides an excellent opportunity for you to continue to contribute to our strong leadership team and share in the direct responsibility for the ongoing success of an exciting, challenging, and growing company.

Kindest regards,

GEVITY HR, INC.

\s\ Michael Lavington
Michael Lavington
Chairman and CEO-designate

Agreed to and Accepted by:

\s\ Edwin E. Hightower, Jr.
Edwin E. Hightower, Jr.

Date: July 1, 2008